Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Initiates Second Phase 3 Clinical Trial
for AZ-004 (Staccato® Loxapine)
Mountain View, California — July 24, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated its second Phase 3 clinical trial with AZ-004 (Staccato® loxapine). AZ-004 is an inhalation product candidate being developed for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. Alexza believes the novel, non-invasive nature and rapid pharmacokinetic (PK) properties resulting from inhaled loxapine administration via the Staccato system have the potential to make AZ-004 a viable product to treat acute agitation. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC.
“We are excited to be advancing our AZ-004 NDA plan with the start of the second Phase 3 clinical trial this year. We look forward to enrolling this Phase 3 clinical trial as quickly as possible, and also releasing the initial results from our first Phase 3 study before the end of September,” said Thomas B. King, Alexza President and CEO. “This year is a transitional year in our history, as we move into the commercial planning for the manufacturing, quality systems, regulatory submissions, and potential sales and marketing of AZ-004.”
AZ-004 Second Phase 3 Clinical Trial Design
The second AZ-004 Phase 3 clinical trial is designed to enroll approximately 300 patients diagnosed with bipolar I disorder and acute agitation at 18 U.S. clinical centers. The trial is an in-clinic, multi-center, randomized, double-blind, placebo-controlled study and will test AZ-004 at two dose levels, 5 and 10 mg. Patients may receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status. Patients eligible for the study include those who are admitted through an emergency department and those who are already in-patients in a hospital setting, as long as they have acute agitation at the time of patient randomization. This study is the first AZ-004 study enrolling bipolar disorder patients. Alexza projects that this second Phase 3 clinical trial will take approximately 12 months to complete patient enrollment.
The primary endpoint for the study is the change from baseline in the PANSS (Positive and Negative Symptom Scale) Excited Component (also known as PEC) score, measured at 2 hours after the first dose. Various assessments of a patient’s agitation state will be conducted at serial time points using standard agitation scales over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects will be recorded throughout the 24-hour period.

About Acute Agitation
Acute agitation, characterized by unpleasant arousal, tension, irritability and hostility, is one of the most common and severe symptoms of many major psychiatric disorders, including schizophrenia and bipolar disorder. According to the National Institute of Mental Health (NIMH), bipolar disorder affects about 5.7 million American adults while schizophrenia afflicts about 2.4 million people in the United States. Market research among physicians and health-care providers indicates that over 90% of these patients will experience agitation during their lifetime and that about 70% of those who experience agitation will have one to six episodes per year.
Agitated patients are often treated in an emergency department, and are also treated as in-patients in psychiatric hospitals or psychiatric units in standard hospitals. Market research among psychiatrists indicates that these physicians currently treat acute agitation with intramuscular (IM) injections, rapid-dissolve tablets or standard tablets. IM injections are invasive, can be disconcerting to patients as they often require the use of restraints, and can be dangerous to the medical personnel while they attempt to inject the patient. IM injections can also take up to 60 minutes to work. Oral tablets provide convenience of dosing alternatives, but have a slower onset of action. This market research has also identified speed of onset as an important factor that affects the choice of therapy for treating acute agitation. Alexza believes that many patients with schizophrenia or bipolar disorder can make informed decisions regarding their treatment in an acute agitative state and would prefer a rapid-acting, noninvasive treatment.
In summary, Alexza believes there is a significant unmet medical need for an acute agitation treatment option that will provide a fast onset of effect, that is noninvasive and safer to administer, and that allows patients to be active participants in choosing acceptable treatment options.
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. The Staccato system is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics. Alexza has completed four clinical trials with AZ-004, including a 50 subject Phase 1 study in healthy volunteers, a 129 patient Phase 2 study in agitated schizophrenic patients, a 32 patient multiple-dose tolerability and PK study in non-agitated schizophrenic patients, and a 344 patient Phase 3 study in agitated schizophrenic patients. Alexza projects that the initial results from the first Phase 3 study will be reported before the end of September 2008.
The Company believes that the unique delivery of loxapine via the Staccato system will provide rapid onset of drug effect, as measured by a reduction in the signs and symptoms of acute agitation. In

March 2007, Alexza announced positive initial results from a multi-center, randomized, double-blind, placebo-controlled Phase 2 clinical trial in 129 patients in an in-patient clinical setting. The 10 mg dose of AZ-004 met the primary endpoint of the clinical trial, which was a statistically significant reduction in the measure of agitation from baseline to the 2-hour post-dose time point, as compared to placebo. The 10 mg dose of AZ-004 also exhibited a rapid onset of effect, with a statistically significant improvement in the PEC scores at 20 minutes post-dose, as compared to placebo. The effectiveness of the AZ-004 10 mg dose was sustained throughout the 24-hour study period, as compared to placebo.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing and completed the enrollment of its first Phase 3 clinical trial in June 2008. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-004, the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements.

These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.944.7634
tking@alexza.com